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                                                                  EXECUTION COPY

Exhibit 2.6

                            SHARE PURCHASE AGREEMENT

     THIS AGREEMENT made the 1st day of March, 2005.

BETWEEN:

          SYKES CANADA CORPORATION, a company amalgamated under the laws of the province of Nova Scotia company (hereinafter referred to as the "Purchaser")

                                                               OF THE FIRST PART

          - and -

          THE PERSONS LISTED IN SCHEDULE A ATTACHED HERETO, being the vendors of shares in the capital of the Company (as defined below) (hereinafter collectively referred to as the "KLA Vendors")

                                                              OF THE SECOND PART

          - and -

          THE PERSONS LISTED IN SCHEDULE A ATTACHED HERETO, being the vendors of shares in the capital of 765448 (as defined below) (hereinafter collectively referred to as the "765448 Vendors")

                                                               OF THE THIRD PART

          - and -

          KELLY, LUTTMER & ASSOCIATES LTD., a corporation incorporated under the laws of the Province of Alberta, (hereinafter referred to as the "Company")

                                                              OF THE FOURTH PART

          - and -

          765448 ALBERTA LIMITED, a corporation incorporated under the laws of the Province of Alberta, (hereinafter referred to as "765448")

                                                               OF THE FIFTH PART

RECITALS:

A. Pursuant to a letter of intent dated November 24, 2004, and accepted as of December 16, 2004, the Purchaser indicated its intention to purchase, and the Vendors

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indicated their intention to sell or procure the sale of, all of the issued and outstanding shares of the Company;

B. At the Closing Date, the issued and outstanding share capital of the Company shall consist of 62,001 common shares;

C. At the Closing Date, the issued and outstanding share capital of 765448 shall consist of 100 Class A, 10 Class B and 10 Class C common shares;

D. At the Closing Date, 765448 and the KLA Vendors will be the legal and beneficial owners of the issued and outstanding shares in the capital of the Company in the numbers set out opposite their respective names in Schedule A hereto;

E. At the Closing Date, the 765448 Vendors will be the legal and beneficial owners of all of the issued and outstanding shares in the capital of 765448 in the numbers set out opposite their respective names in Schedule A hereto;

F. The KLA Vendors and the 765448 Vendors have agreed to sell to the Purchaser and the Purchaser has agreed to purchase from them all of the shares in the capital of the Company and all of the shares in the capital of 765448 held by them upon and subject to the terms and conditions of this Agreement.

     NOW THEREFORE, in consideration of the premises and mutual agreements herein contained and of other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each Party hereto), the Parties agree with one another as follows:

1.   INTERPRETATION

1.1. DEFINITIONS

     Whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the respective meanings ascribed to them in this Section 1.1:

     1.1.1. "765448 SHARES" means all of the issued and outstanding shares or other securities in the capital of 765448, to be sold to the Purchaser by the 765448 Vendors as described herein and in Schedule A hereto;

     1.1.2. "ACT" means the Business Corporations Act (Alberta) as in effect from time to time;

     1.1.3. "ACCOUNTS RECEIVABLE" means any and all accounts receivable, bills receivable, trade accounts, book debts and insurance claims recorded as receivable in the books and records of the Company, and any amount due from third parties to the Company in connection with the Business, including any refunds and rebates receivable in connection with the Business, and the benefit of all security (including cash

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          deposits), guarantees and other collateral held by the Company in connection with the Business;

     1.1.4. "AGREEMENT" means this agreement and all schedules attached to this agreement, in each case as they may be amended or supplemented from time to time, and the expressions "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this agreement and unless otherwise indicated, references to Articles and Sections are to Articles and Sections in this agreement;

     1.1.5. "ANCILLARY AGREEMENTS" means collectively, the Non-Competition Agreements, the Employment Agreements and the Holdback Agreement;

     1.1.6. "ARM'S LENGTH" will have the meaning ascribed to such term under the Income Tax Act (Canada);

     1.1.7. "ARTICLES" means the articles of amalgamation of the Company dated October 1, 2003;

     1.1.8. "AUDITORS" means collectively, the Company's Auditors and the Purchaser's Auditors;

     1.1.9. "BENEFIT PLAN" has the meaning ascribed in Section 4.1.27;

     1.1.10. "BUSINESS" means the business and operations of the Company in North America;

     1.1.11. "BUSINESS DAY" means any day, other than a Saturday, Sunday or any other day on which the principal chartered banks located in the City of Calgary are not open for business during normal banking hours;

     1.1.12. "CLAIM" means any claim, demand, action, suit, litigation, charge, complaint, prosecution or other proceeding for which one Party can seek indemnification from another Party pursuant to Sections 6.1 or 6.2;

     1.1.13. "CLOSING" means the completion of the sale to, and the purchase by the Purchaser of, the Shares and the 765448 Shares and the completion of the transactions contemplated by this Agreement, including the transfer and delivery of all documents of title to the Shares and the 765448 Shares and the payment of the Purchase Price;

     1.1.14. "CLOSING BALANCE SHEET" means the balance sheet of the Company as at the day prior to the Closing Date, prepared in accordance with
          Section 3.2;

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     1.1.15. "CLOSING DATE" means March 1, 2005 or such other date as otherwise agreed in writing by the Purchaser and the Company as the date upon which the closing of the purchase and sale of the Shares and the 765448 Shares shall take place;

     1.1.16. "CLOSING DATE WORKING CAPITAL" means the excess of (A) the aggregate of (i) the current assets of the Company and (ii) the costs of the audit of the Financial Statements paid as audit fees to the Company's Auditors and (iii) 50% of the costs of preparation of the Closing Date Balance Sheet over (B) the aggregate of (i) the current liabilities of the Company and (ii) the remaining balance payable on the Demand Note, all as reflected in the Closing Date Balance Sheet;

     1.1.17. "CLOSING DOCUMENTS" has the meaning ascribed in Section 7.1.3;

     1.1.18. "CLOSING TIME" means 11:00 a.m. (Calgary time) on the Closing Date or such other time on such date as the Parties may agree as the time at which the Closing shall take place;

     1.1.19. "COMPANY" means Kelly Luttmer & Associates Limited;

     1.1.20. "CONSENT OF THE VENDORS" means the consent in writing of Vendors holding at least 66 2/3% of the Shares and Other Shares (as determined solely in accordance with the information contained in Schedule A);

     1.1.21. "CONTRACTS" means those contracts, agreements, commitments, entitlements and engagements of the Company relating to the Business and the assets of the Company (and, for greater certainty, including quotations which are binding on the Company at the Time of Closing, and Equipment Leases) whether with bankers, suppliers, customers or otherwise and including all unfilled orders from customers; all forward commitments for supplies or materials; all orders for new machinery and equipment as yet undelivered; all equipment and construction guarantees and warranties; and negative covenants with employees, all of which are described in Schedule 1.1.21;

     1.1.22. "DEMAND NOTE" means the demand promissory note dated June 3, 2003 issued by the Company in favour of TD Canada Trust in the principal amount of $142,000;

     1.1.23. "EMPLOYEES" has the meaning ascribed in Section 4.1.17;

     1.1.24. "EMPLOYMENT AGREEMENTS" means the employment agreements to be entered into between the Company and each of Glenys Schick and any other Key Employee agreeing to enter into such agreement in accordance with Section 5.6 in the form attached hereto as Schedule 1.1.24;

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     1.1.25. "EQUIPMENT LEASES" means those equipment leases, conditional sales contracts, title retention agreements and other agreements between the Company and third persons relating to equipment used by the Company all of which are listed in Schedule 1.1.25;

     1.1.26. "ENVIRONMENTAL PERMITS" shall include all orders, permits, certificates, approvals, consents, registrations and licenses issued by any Governmental Authority in relation to Environmental Requirements;

     1.1.27. "ENVIRONMENTAL REQUIREMENTS" means all applicable laws, statutes, ordinances, rules, regulations, policies, guidelines, orders, decisions, directives, directions or the like, all having the force of law and specific Licences relating to environmental or related occupational health and safety matters, or transportation matters relating to dangerous goods and waste, all that exist and are in force at the Closing;

     1.1.28. "FINANCIAL STATEMENTS" means the financial statements of the Company for the fiscal period ended on September 30, 2004, prepared in accordance with GAAP consistently applied, consisting of a balance sheet as at such date, and statements of earnings and retained earnings and of cash flow for such period, together with notes thereto as at such date;

     1.1.29. "GAAP" means Canadian generally accepted accounting principles consistently applied; "generally accepted accounting principles" means the accounting principles stated in the Handbook of the Canadian Institute of Chartered Accountants, applicable as at the date on which any calculation made hereunder is to be effective;

     1.1.30. "GOVERNMENTAL AUTHORITY" means any government, whether federal, provincial, state, regional or municipal and any agency, instrumentality or other entity thereof exercising lawful executive, legislative, judicial, regulatory or administrative functions of or pertaining to government;

     1.1.31. "HAZARDOUS SUBSTANCE" means any material or substance that is controlled or regulated by any Governmental Authority pursuant to Environmental Requirements including, without limitation, any contaminant, pollutant, dangerous substance, toxic substance, designated substance, controlled product, hazardous waste, subject waste, hazardous material, dangerous goods or petroleum or any of its derivatives, by-products, or other hydrocarbons, all as defined in or pursuant to any Environmental Requirement;

     1.1.32. "HOLDBACK AGREEMENT" means the holdback agreement to be entered into among the Purchaser, the Purchaser's Solicitors and the Vendors as to the holding of the Holdback Amount in the form attached as
          Schedule 1.1.32;

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     1.1.33. "HOLDBACK AMOUNT" has the meaning ascribed to it in Section 3.1.2;

     1.1.34. "INTELLECTUAL PROPERTY RIGHTS" means all patents and inventions, trade marks, including those described in Schedule 1.1.34, all trade names and styles, logos and designs, trade secrets, technical information, engineering procedures, designs, knowhow and processes (whether confidential or otherwise), software, and other industrial property (including applications for any of these) in each case used or reasonably necessary to permit satisfactory operation of the Business as presently constituted;

     1.1.35. "INTERIM PERIOD" means the period from and including the date of this Agreement to and including the Closing Date;

     1.1.36. "INVENTORIES" means all inventories of every kind and nature and wheresoever situate owned by the Company and pertaining to the Business;

     1.1.37. "KEY EMPLOYEES" has the meaning ascribed thereto in Section 5.6;

     1.1.38. "LEASES" means those leases of Real Properties used by the Company in the Business and identified in Schedule 1.1.38;

     1.1.39. "LICENCES" means all licences, registrations, qualifications, permits and approvals, issued by any Governmental Authority relating to the Business, including those listed in Schedule 1.1.39, together with all applications for such licenses or permits;

     1.1.40. "NON-COMPETITION AGREEMENT" has the meaning ascribed thereto in
          Section 5.5;

     1.1.41. "OTHER SHARES" means the shares of the Company held by 765448 as at the Closing Time and as described herein and in Schedule A hereto;

     1.1.42. "PARTIES" means the Vendors, the Purchaser, the Company and 765448, collectively, and "Party" means any one of them;

     1.1.43. "PERMITS" means permits, licenses, approvals and franchises which the Company holds and which are required by the Company to carry on the Business;

     1.1.44. "PERMITTED ENCUMBRANCES" means in respect of the Business of the
          Company:

          (a) undetermined or inchoate liens, charges and privileges incidental to current operations, and statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Governmental

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               Authority that have not, at the Closing Time, been served upon the Company pursuant to law, or that relate to obligations not due or delinquent;

          (b) security given in the ordinary course of the Company's Business to any public utility or Governmental Authority in connection with the operations of the Company's Business, other than security for borrowed money; and

          (c) liens, charges, encumbrances or security interests that are specifically accounted for in the Financial Statements and fully described (including the amount of the underlying indebtedness) in Schedule 1.1.44;

     1.1.45. "PERSON" includes an individual, corporation, partnership, joint venture, trust, unincorporated organization, Government Authority or any agency or instrumentality thereof or any other juridical entity;

     1.1.46. "PRICE PER SHARE" has the meaning ascribed to it in Section 3.1;

     1.1.47. "PURCHASE PRICE" means the purchase price to be paid by the Purchaser to the Vendors for the Shares and the 765448 Shares, all as provided in Section 3.1;

     1.1.48. "PURCHASED SHARES" means the Shares and the 765448 Shares to be sold by the Vendors to the Purchaser pursuant to the terms of this Agreement;

     1.1.49. "PURCHASER'S SOLICITORS" means Miller Thomson LLP, 20 Queen Street West, Suite 2500, Toronto, Ontario M5H 3S1, Attention: Robert M. Stewart;

     1.1.50. "REAL PROPERTIES" means all real and immoveable properties owned, occupied or used by the Company in connection with the Business, including, without limitation, any real and immoveable properties leased to the Company or used by the Company and all fixtures and improvements attached or affixed to such properties and owned by the Company;

     1.1.51. "REASSESSMENT AMOUNT" has the meaning ascribed in Section 6.1.1(b);

     1.1.52. "RELATED PERSON" means with respect to a particular Person a Person who is related to the particular Person for the purposes of the Income Tax Act (Canada);

     1.1.53. "SETTLEMENT AMOUNT" has the meaning ascribed in Section 6.3.5;

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     1.1.54. "SHARES" means all of the issued and outstanding shares or other securities in the capital of the Company (except the Other Shares) as at the Closing Time, as described herein and in Schedule A hereto;

     1.1.55. "TAXES" means all taxes, duties, levies, assessments, reassessments, or governmental charges including without limitation income, real or personal property, capital, excise, payroll, franchise, and goods and services taxes imposed by any jurisdiction applicable to the Company and shall include any interest, penalties, and fines;

     1.1.56. "THIRD PARTY CLAIM" means, for the purposes of Section 6.3, any demand which has been made on, or communicated to the Vendors or the Purchaser or the Company by or on behalf of any Person other than the Purchaser in the case of the KLA Vendors and the KLA Vendors in the case of the Purchaser, and which, if maintained or enforced, might result in a loss, liability or expense of the nature described in either Section 6.1 or Section 6.2; and

     1.1.57. "VENDORS" means collectively the KLA Vendors and the 765448 Vendors; and

     1.1.58. "VENDORS' SOLICITORS" means Eeson & Woolstencroft LLP, Suite 500, 603 - 7th Avenue, S.W., Calgary, Alberta T2P 2T5, Attention: Douglas
          T. McCartney.

1.2. GENDER AND NUMBER

     In this Agreement, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.3. ENTIRE AGREEMENT

     This Agreement, including all of the schedules hereto, together with the agreements and other documents to be delivered under this Agreement constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties and there are no warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement.

1.4. NO WAIVER, ETC.

     No supplement, modification or amendment to this Agreement and no waiver of any provision of this Agreement shall be binding on the Purchaser unless executed by the Purchaser in writing. No supplement, modification or amendment to this Agreement and no waiver of any provision of this Agreement shall be binding on the Vendors unless provided by Consent of the Vendors. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether

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or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

1.5. SCHEDULES

     The following is a list of the schedules attached hereto which are deemed to be incorporated by reference and form an integral part of this Agreement:

SCHEDULE             DESCRIPTION
--------             -----------
Schedule A           List of Vendors
Schedule 1.1.21      Contracts
Schedule 1.1.24      Employment Agreement
Schedule 1.1.25      Equipment Leases
Schedule 1.1.32      Holdback Agreement
Schedule 1.1.34      Intellectual Property
Schedule 1.1.38      Leases
Schedule 1.1.39      Licenses
Schedule 1.1.44      Encumbrances
Schedule 4.1.14      Absence of Changes
Schedule 4.1.15      Normal Course
Schedule 4.1.17      Employees, Consultants, etc.
Schedule 4.1.21(f)   Disability Disclosure
Schedule 4.1.24      Insurance
Schedule 4.1.27      Benefit Plans
Schedule 4.1.29      Litigation-Company
Schedule 4.1.32      Accounts Receivable
Schedule 4.1.33      Environmental Matters
Schedule 4.1.34      Consents
Schedule 4.1.36      Banks-Company
Schedule 4.1.48      Assets
Schedule 4.1.52      Powers of Attorney

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1.6. ARTICLE AND SECTION HEADINGS

     Article and Section headings contained in this Agreement are included solely for convenience, are not intended to be full or accurate descriptions of the content of any Article or Section and shall not be considered to be part of this Agreement.

1.7. APPLICABLE LAW

     This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable in the Province of Alberta and shall be treated, in all respects, as an Alberta contract. Notwithstanding the governing law of this Agreement, each Party to this Agreement irrevocably attorns to and submits to the jurisdiction of the Courts of Alberta with respect to any matter arising under or relating to this Agreement.

1.8. CURRENCY

     Unless otherwise indicated, all dollar amounts referred to in this Agreement are in Canadian funds.

1.9. ACCOUNTING TERMS

     All accounting terms not otherwise defined have the meanings assigned to them, and all calculations are to be made and all financial data to be submitted are to be prepared, in accordance with Canadian generally accepted accounting principles ("GAAP")

1.10. BUSINESS DAYS

     Whenever any action or payment to be taken or made under this Agreement shall be stated to be required to be taken or made on a day other than a Business Day, any payment shall be made or such action shall be taken on the next succeeding Business Day.

1.11. STATUTORY INSTRUMENTS

     Unless otherwise specifically provided in this Agreement any reference in this Agreement to any law, by-law, rule, regulation, order, act or statute of any Government Authority shall be construed as a reference to those as amended or re-enacted from time to time or as a reference to any successor to those.

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1.12. KNOWLEDGE

     Where any representation and warranty refers to the awareness or the knowledge, information or belief of a Party, the applicable Party undertakes that he, she or it has made full enquiry into the subject matter of that representation and warranty.

2.   PURCHASE AND SALE OF SHARES

2.1. PURCHASE AND SALE OF SHARES

     Upon and subject to the terms and conditions of this Agreement, the Vendors shall sell, transfer, assign and set over to the Purchaser and the Purchaser shall purchase and acquire from the Vendors at the Closing Time, the Purchased Shares for the Purchase Price payable as provided in Section 3.1.

2.2. NON-ASSIGNABLE CONTRACTS

     On or before the Closing Date, the Vendors shall obtain the consents and assignments from third parties as may be necessary under the Contracts, the Leases, the Licenses and the Permits, in connection with the change of control of the Company hereunder. To the extent that any of the foregoing consents or assignments are not obtained as provided in this Section 2.2 for the Contracts, Leases, Licenses and Permits listed in Schedule 1.1.40, the Parties agree that the Purchase Price shall be adjusted to account to the Purchaser for the net overall value of the benefits of those items lost to the Company. In the event that the Purchaser and the Vendors cannot agree on the amount of the adjustment to the Purchase Price, the amount of the adjustment shall be determined by the auditor selected by the Purchaser, and the fees and expenses of such auditor shall be borne equally by the Purchaser, as to 50%, and the Vendors, as to 50%.

2.3. ANCILLARY AGREEMENTS

     On Closing, the Parties hereto covenant and agree to enter into the Ancillary Agreements applicable to them.

3.   PURCHASE PRICE AND PAYMENT

3.1. PAYMENT OF PURCHASE PRICE

     The Parties agree that the Purchase Price shall be an aggregate of $3,720,060, subject to the adjustments provided for in this Agreement. The price for each of the Shares (the "Price Per Share") shall be the result obtained by dividing (A) the Purchase Price by (B) the aggregate of the Shares and the Other Shares. The price for each 765448 Share shall be the result obtained by dividing
(A) the product obtained by multiplying the number of Other Shares times the Price Per Share, by (B) the number of 765448 Shares. The Purchase Price will be satisfied:

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     3.1.1. by the delivery by the Purchaser of $3,551,436 by wire transferred funds to the Vendors' Solicitors;

     3.1.2. by the delivery by the Purchaser to the Purchaser's Solicitors of the balance of the Purchase Price, being the sum of $168,624 (the "Holdback Amount");

3.2. CALCULATION OF WORKING CAPITAL ADJUSTMENT

     3.2.1. Immediately following the Closing Date, the Purchaser shall instruct the Company's management and/or the Company's Auditors to prepare in accordance with GAAP and deliver, on or before the 45th day following the Closing Date, the Closing Date Balance Sheet. Before issuing the Closing Date Balance Sheet in final form, the Company's management and/or the Company's Auditors shall submit a final draft to the parties to this Agreement for consideration and comment. The parties to this Agreement agree to comment promptly on the final draft balance sheet, and, in any event, within five (5) days of receiving them. The Purchaser shall be entitled to review the working papers created in connection with the preparation of the Closing Date Balance Sheet within such 5-day period. The Company's management and/or the Company's Auditors shall amend the final draft balance sheet to the extent they consider appropriate in light of the comments of the parties. In making their determination, the Company's Auditors shall act as an expert and not as an arbitrator. The resulting Closing Date Balance Sheet shall be binding on the Purchaser and the Vendors and all other interested Persons.

     3.2.2. Notwithstanding anything provided for above the following accounting principles will be applied in preparing the Closing Date Balance
          Sheet:

          (a) all tangible assets of the Company will be valued at actual cost less accumulative depreciation thereon in accordance with general practice with respect to assets of that nature;

          (b) the accounts receivable of the Company will be net of an allowance for doubtful accounts established on a basis consistent with the prior practice of the Company;

          (c) the value of any benefits lost to the Company resulting from the inability to effectively assign any Contract, Equipment Lease, Lease, or License will be determined and deducted from the Assets of the Company for the purposes of determining the Closing Date Working Capital;

          (d) the Closing Date Balance Sheet shall include accrual for employee vacation entitlement; and

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          (e)  the Closing Date Balance Sheet shall include an accrual for the costs of preparation of the Closing Date Balance Sheet (notwithstanding that such costs may be incurred subsequent to the Closing Date).

     3.2.3. Following receipt of the Closing Date Balance Sheet as provided for above, the Purchaser shall calculate the Closing Date Working Capital. In the event that the Closing Date Working Capital is less than the amount of the Holdback then such difference shall be referred to herein as the "Adjusted Amount", and the Purchased Price shall be reduced by an amount equal to the Adjusted Amount and such amount shall be payable by the Vendors to the Purchaser.

     3.2.4. In the event that an Adjusted Amount is payable by the Vendors to the Purchaser pursuant to Section 3.2.3, then the Adjusted Amount shall be satisfied from the Holdback and any actual accumulated interest earned thereon, and the balance of the Holdback and any actual accumulated interest earned thereon, outstanding after payment of the Adjusted Amount, will be paid to the Vendors' Solicitors. In the event that the Adjusted Amount exceeds the amount of the Holdback and any actual accumulated interest earned thereon, then the Vendors shall forthwith make payment of such excess amount to the Purchaser.

3.3. DELIVERY OF CERTIFICATES, ETC.

     The Vendors shall transfer and deliver to the Purchaser at the Closing Time, share certificates representing the Shares and the 765448 Shares duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank, and shall cause the Company and 765448 to enter the Purchaser or its nominee(s) on the books of the Company and 765448 as the holder of the Shares and the 765448 Shares and to issue one or more share certificates to the Purchaser or its nominee(s) representing the Shares and the 765448 Shares. The Vendors shall also deliver to the Purchaser at the Closing Time, share certificates representing the Other Shares registered in the name of 765448.

3.4. TENDER

     Any tender of documents or money hereunder may be made upon the Parties or their respective counsel and money shall be tendered by certified cheque payable in Canadian funds, or by confirmation of the Purchaser's Solicitors that such funds are readily available for withdrawal in such solicitors' trust account.

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4.   REPRESENTATIONS AND WARRANTIES

4.1. REPRESENTATIONS AND WARRANTIES OF THE KLA VENDORS

     The Vendors hereby jointly and severally (unless expressly stated otherwise) represent and warrant to and covenant with the Purchaser as follows and acknowledge that the Purchaser is relying on these representations and warranties and covenants in entering into this Agreement and the transactions contemplated under this Agreement.

     4.1.1. ORGANIZATION AND GOOD STANDING - The Company is a corporation duly incorporated, organized and validly existing in good standing under the laws of the Province of Alberta. The Company is not a partner in any partnership, has not entered into any joint venture and does not hold an interest or security in any other Person.

     4.1.2. BANKRUPTCY, ETC. - No bankruptcy, insolvency or receivership proceedings have been instituted or are pending against the Company.

     4.1.3. PREVIOUS NAMES - The Corporation was amalgamated with effect as of October 1, 2003 and its corporate predecessors were Kelly Luttmer & Associates Ltd. ("Predecessor KLA") and 1023251 Alberta Ltd. The Company has no other corporate predecessors, previous corporate names or present business name registrations, save and except that, from 1986 to 1990, Predecessor KLA was named "Kelly, Luttmer, Schram & Associates Ltd."

     4.1.4. CAPACITY TO CARRY ON BUSINESS - The Company has all necessary corporate power, authority and capacity to own its property and assets and to carry on the Business as presently owned and carried on by it, and the Company is duly licenced, registered and qualified as a corporation to do business in the province of Alberta and all such licences, registrations and qualifications are valid and subsisting and in good standing and none of them contains any burdensome term, provision, condition or limitation which has or may have an adverse effect on the Company.

     4.1.5. DUE AUTHORIZATION - The Company has all necessary power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company. Each of the Vendors, represents on his, her or its own behalf only that each has the capacity to enter into this Agreement and to perform his, her or its respective obligations under this Agreement.

     4.1.6. AUTHORIZED AND ISSUED CAPITAL OF THE COMPANY - As at the Closing Time, the authorized capital of the Company consists of an unlimited number each of Class A shares through to Class D shares, inclusive,

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          of which the total number of issued and outstanding is 62,001 Class A shares all of which will have been validly issued and will be outstanding as fully paid and non-assessable shares held by the KLA Vendors and 765448. The KLA Vendors and 765448 hold the number of Shares and Other Shares set out opposite their respective names in Schedule A. No options, warrants or other rights for the purchase, subscription or issuance of shares or other securities of the Company or securities convertible into or exchangeable for shares of the Company have been authorized or agreed to be issued or are outstanding. Other than the restrictions contained in the unanimous shareholder agreement of the Corporate dated as of November 1, 2004 and in the articles of amalgamation of the Company, there are no restrictions on the transfer of the Shares or the Other Shares.

     4.1.7. TITLE TO SHARES - Each of the KLA Vendors represents on his or her own behalf only that at the Closing Time, he or she will be the legal and beneficial owner of the Shares set forth opposite his or her name in Schedule A. Each of the KLA Vendors represents on his or her own behalf only that on Closing, the Purchaser shall acquire good and marketable title to the respective KLA Vendor's Shares, free and clear of all agreements, mortgages, pledges, charges, hypothecs, claims, liens, security interests, encumbrances and rights of other Persons.

     4.1.8. ABSENCE OF CONFLICTING AGREEMENTS - Each of the Vendors on his or her own behalf respectively represent that they are not and the Company is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, arbitration award, charter or by-law provisions, order or judgment which would be violated, contravened, breached by, or under which any default would occur as a result of the execution and delivery of this Agreement or the consummation of any of the transactions contemplated under this Agreement.

     4.1.9. ABSENCE OF GUARANTEES - The Company has not given or agreed to give, nor is it a party to or bound by, any guarantee of indebtedness or other obligations of third parties nor any other commitment by which the Company is, or is contingently, responsible for such indebtedness or other obligations.

     4.1.10. ENFORCEABILITY OF OBLIGATIONS - COMPANY - This Agreement constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting enforceability of creditors' rights and that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

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     4.1.11. ENFORCEABILITY OF OBLIGATIONS - VENDORS - Each of the Vendors
          represents that this Agreement constitutes a valid and binding obligation of each Vendor, respectively, enforceable against each in accordance with its terms, provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting enforceability of creditors' rights and that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

     4.1.12. BOOKS AND RECORDS - All the books, records and accounts of the Company are in all material respects accurate and complete, accurately reflect all matters normally entered into the books, records or accounts maintained by similar businesses, are in all material respects in accordance with all laws, regulations and rules applicable to the Company and accurately present and reflect in all material respects all of the transactions described therein. The Company has accounting controls sufficient to ensure that its transactions are (i) in all material respects executed in accordance with its management's general or specific authorization and (ii) recorded in conformity with GAAP. At the Closing Date, the minute books will accurately reflect all material actions taken by the directors and shareholders of the Company since the date of its incorporation and the share certificate books, share register, register of shareholders and register of directors and officers will be, at Closing, complete and accurate.

     4.1.13. FINANCIAL STATEMENTS AND FINANCIAL POSITION - To the best of the Vendor's knowledge:

          (a) the Financial Statements are true, complete and correct in all material respects, consistent with the books and records of the Company and are in accordance with GAAP consistently applied and fairly present the Company's financial condition, assets, liabilities, earnings and retained earnings as of the date thereof and the statements of earnings and retained earnings and cash flow for the periods related thereto;

          (b) the statement of earnings and retained earnings included in the Financial Statements does not contain any material items of special or non-recurring income or other income not earned in the ordinary course of business; and

          (c) the financial position of the Company is now at least as good as shown or reflected in the Financial Statements, and subject to the changes specifically described in Section 4.1.14, the financial position of the Company as disclosed in the Financial Statements will not be materially and adversely different from the financial position of the Company on the Closing Date.

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     4.1.14. ABSENCE OF CHANGES - Except as disclosed in Schedule 4.1.14, since
          September 30, 2004, there has not been:

          (a) any material change in the condition, financial or otherwise or operations of the Company other than non-material changes in the ordinary and normal course of business; or

          (b) any damage, destruction or loss, labour trouble or other event, development or condition of any character (whether or not covered by insurance) materially and adversely affecting the Company.

     4.1.15. ABSENCE OF UNUSUAL TRANSACTIONS - Except as listed in Schedule 4.1.15, and except in connection with the services of the Company's Auditors relating to the audit of the Financial Statements since September 30, 2004, the Company has carried on the Business in its usual and ordinary course, and in particular the Company has not:

          (a) transferred, assigned, sold or otherwise disposed of any of the assets shown in the balance sheet to the Financial Statements except in the ordinary and usual course of business;

          (b) discharged or satisfied any lien or encumbrance, or paid any obligation or liability (fixed or contingent) other than liabilities included in the balance sheet to the Financial Statements and liabilities incurred since the date of the Financial Statements in the ordinary and normal course of business;

          (c) suffered an extraordinary loss, or waived any rights of material value, or entered into any material commitment or transaction;

          (d) declared or paid any dividends or declared or made any other distribution on any of its securities or shares of any class or paid or committed to pay bonuses to employees, which in the aggregate would adversely effect the business, financial position of the Company, or the available working capital of the Company, and has not directly or indirectly, redeemed, purchased or otherwise acquired any of its securities or shares of any class or has agreed to do so;

          (e)  made any capital expenditure other than for assets listed in
               Schedule 4.1.48 that were acquired in the ordinary course of business and no capital expenditure will be made or authorized after the date of this Agreement by the Company with respect to the Business without the prior written consent of the Purchaser;

                                    -Page 18-                     EXECUTION COPY


          (f) mortgaged, pledged, subjected to lien, granted a security interest in or otherwise encumbered any of the assets of the Company;

          (g) incurred or assumed any obligation or liability (fixed or contingent), except secured and unsecured current obligations and liabilities incurred in the ordinary and normal course of business, particulars of which, including the maximum liabilities of the Company thereunder, are disclosed in Schedule 4.1.15;

          (h) other than as disclosed to the Purchaser, issued or sold any shares in its capital or any warrants, bonds, debentures or other securities of the Company or issued, granted or delivered any right, option or other commitment for the issuance of any such securities;

          (i) amended or changed or taken any action to amend or change its Articles or by-laws; or

          (j) authorized or agreed or otherwise become committed to do any of the foregoing.

     4.1.16. LOCATION OF ASSETS AND OPERATION OF BUSINESS - All assets of the Company used by it in or in connection with the Business are situate only in the Province of Alberta and all of the operations of the Business carried on directly by the Company are carried on in the Province of Alberta. All of the employees of the Company carry on their employment in Alberta, except for two employees who perform their duties at a place of business of Petro-Canada in Ontario.

     4.1.17. EMPLOYEES, CONSULTANTS, ETC. - There are set forth in Schedule 4.1.17:

          (a) the names of all salaried personnel and employees paid on an hourly basis, employed or engaged by the Company on a full or part-time basis and including, without limitation, all individuals who may be considered to be employees of the Company pursuant to applicable law or equity, notwithstanding that they may have been laid off or terminated (the "Employees");

          (b) the date each such Employee was hired by the Company or its predecessor corporations;

          (c) the hourly rate or rate of annual remuneration of each Employee as at the date hereof;

          (d)  the address at which each such Employee is employed;

                                   -Page 19-                      EXECUTION COPY


          (e) particulars of all other material terms and conditions of employment or engagement of such Employees, including benefits, and positions held; and

          (f) the names, addresses, terms of retainer, compensation arrangements, termination or notice provisions and any other obligations of the Company to any Persons on retainer or under contract to the Company.

     4.1.18. EMPLOYMENT CONTRACTS AND GOVERNMENT WITHHOLDINGS - Subject to applicable statutory rights, the Company is not a party to any written contracts of employment with any of its Employees or any oral contracts of employment which are not terminable on the giving of reasonable notice and/or severance pay in accordance with applicable law and no inducements to accept employment with the Company were offered to any Employees which have the effect of increasing the period of notice of termination to which any Employee is entitled.

     4.1.19. EMPLOYMENT PAYMENTS BY THE COMPANY - As of September 30, 2004, the Company had paid or provided for in the Financial Statements all amounts payable up to that date on account of wages, salary, bonus payments, commission and other remuneration to or on behalf of any and all Employees and consultants and advisers; save and except that the Financial Statements contain no accrual for employee vacation entitlement.

     4.1.20. WORKER'S COMPENSATION - The Company has prepared and duly filed all estimates of payroll and other documentation and related information, required pursuant to applicable worker's compensation legislation which are required to be filed by it up to and including the date hereof and up to and including the Closing Date, and has paid all premiums, penalties, interest, charges, fines and other monies which have become due pursuant to any assessment which has been issued. Such estimates of payroll and all other documentation and information required to be filed before the Closing Time are or will be true in all material respects. The amounts reflected in the Financial Statements will be sufficient for the payment of all such premiums, penalties, interest, charges and fines, whether payable by installments or otherwise. As at the date hereof, there are no proceedings or actions pending against the Company for the assessment or collection of premiums or penalties and there are no material questions or assessments which are the subject of dispute with any worker's compensation board or related authority. There are not now any outstanding appeals, actions or claims under applicable worker's compensation legislation. The Vendors shall cause the Company to execute and deliver to the Purchaser such consent or consents as may be required to permit the Purchaser to obtain such information and

                                   -Page 20-                      EXECUTION COPY


          materials from the worker's compensation board or related authority as the Purchaser may reasonably require.

     4.1.21. LABOUR MATTERS - There is no:

          (a) complaint, grievance, claim, work order, investigation made or proceeding commenced, or threatened, against the Company pursuant to any human rights code or any occupational health and safety, worker's compensation, employment standards, privacy, or pay equity legislation or similar employment or labour legislation;

          (b)  labour strike threatened against or involving the Company;

          (c) certification application outstanding respecting the Employees and none of the Company or the Vendors is aware of any contemplated or threatened action or proceeding in this regard or any other action to organize the Employees;

          (d) grievance or arbitration proceeding or governmental proceeding relating to the Employees pending, nor is there any such proceeding threatened against the Company which might have a material adverse effect on the Company or on the conduct of the Business;

          (e) collective bargaining agreement currently being negotiated by the Company; and

          (f) except as disclosed in Schedule 4.1.21(f), Employee in receipt of or who within the 12 months preceding the date hereof claimed benefits under any weekly indemnity, short or long term disability or workers' compensation plan or arrangement or any other form of disability benefit programme.

     4.1.22. MATERIAL CONTRACTS - Except for the Contracts and the Leases, the Company is not a party to or bound by any material contract or commitment relating to the Business whether oral or written. Except as provided in Schedule 1.1.21, the Contracts and the Leases are all in good standing and in full force and effect unamended and no material default or breach exists in respect of them on the part of any of the parties to them and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach; the foregoing includes all the presently outstanding material contracts entered into by the Company in the course of carrying on the Business.

     4.1.23. RESIDENCE - None of the Vendors is a non-resident of Canada within the meaning of the Income Tax Act (Canada).

                                   -Page 21-                      EXECUTION COPY


     4.1.24. INSURANCE - The Company maintains such policies of insurance, issued by responsible insurers, as are appropriate to the Business and its property and assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets; all such policies of insurance are in full force and effect, and will continue to be so until the Closing Date, and the Company is not in default, whether as to the payment of premium or otherwise, under the terms of any such policy, nor has the Company failed to give any notice or present any claim under any such insurance policy in due and timely fashion. Such insurance policies are listed in Schedule 4.1.24.

     4.1.25. COMPLIANCE WITH APPLICABLE LAWS - The Company has conducted and is conducting the Business in compliance in all material respects with all applicable laws, rules and regulations of each jurisdiction in which the Business is carried on and is not in breach of any such laws, rules or regulations, except for breaches which are not material.

     4.1.26. PENSION PLAN - The Company does not maintain a pension plan for the Employees and does not have any agreement, obligation or arrangement to contribute to a pension plan or retirement savings plan or any other such plan for any Employee.

     4.1.27. BENEFIT PLANS - The Company is not a party to any management agreement, pay equity plan, vacation or vacation pay policy, employee health, medical or life insurance plan, hospital or medical expense programme or pension, retirement, profit sharing, stock bonus or other employee benefit plan, programme or arrangement or to any executive or key personnel incentive or other special compensation arrangement or to other contracts or agreements with or with respect to officers, employees or agents other than those listed and described in Schedule
          4.1.27 (the "Benefit Plans").

     4.1.28. HEALTH AND SAFETY - The business premises located on the Real Properties are in compliance with applicable health and safety legislation and regulations and are not subject to any orders or directions of an occupational health and safety authority or similar body.

     4.1.29. LITIGATION - COMPANY - Except as disclosed in Schedule 4.1.29, there is no suit, action, litigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress, pending or, to the knowledge of the Vendors, threatened against or relating to the Company, affecting its properties or Business which if determined adversely to the Company might materially and adversely affect the properties, business, future prospects or financial condition of the Company and, except as shown in Schedule 4.1.29, there is not

                                   -Page 22-                      EXECUTION COPY


          presently outstanding against the Company any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator. The amounts referred to in Schedule 4.1.29 as the amounts claimed in respect of the matters specified are correct and the amounts referred to as being reserved in respect of the matters specified have been reserved in the Financial Statements. Except as disclosed in Schedule 4.1.29, the Company has not received any notices to the effect that the operations or the assets of the Company are (i) not in full compliance with all of the requirements of applicable federal, provincial or local environmental, health and safety statutes and regulations, or (ii) the subject of any federal or provincial remedial or control action or order, or any investigation or evaluation as to whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance into the environment or any facility or structure.

     4.1.30. LITIGATION - SHARES - Except as disclosed in Schedule 4.1.29 there is no suit, action, litigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress, pending or, to the knowledge of the Vendors, threatened against or relating to the Shares and/or the Other Shares and there is not presently outstanding against any Vendor any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator which would affect a Vendor's ability to sell their Shares and/or the Other Shares. There is no suit, action, litigation or arbitration proceeding in progress, pending or, to the knowledge of the Vendors, threatened that will require the issue or transfer of Shares and/or Other Shares or any other shares or securities in the capital of the Company or, after the sale of the Company, any shares of the Purchaser.

     4.1.31. REAL PROPERTIES - The Company does not presently own and has never owned any Real Properties. The Real Properties leased by the Company and their existing uses comply with, and the Company is not in violation of, in connection with the occupation, use, maintenance or operation of such Real Properties, any applicable federal, state, provincial or municipal laws, regulations or by-laws or orders of any Governmental Authority which exists as of the date of this Agreement. There are no currently outstanding active files, work orders or directions requiring any work, repairs, construction or capital expenditures with respect to such Real Properties by any Governmental Authority and no such orders or directions are pending or threatened.

     4.1.32. ACCOUNTS RECEIVABLE - Except as disclosed in Schedule 4.1.32 all Accounts Receivable are bona fide and good, are collectible without

                                   -Page 23-                      EXECUTION COPY


          set-off or counterclaim in the ordinary course of business and in any event not later than 90 days after the Closing Date.

     4.1.33. ENVIRONMENTAL MATTERS - Without limiting the generality of any other representation or warranty provided herein that may also apply to Environmental Requirements, in connection with the Business and the Company and except as otherwise disclosed in Schedule 4.1.33;

          (a) the Company has not imported, received, treated, handled, used, stored, labeled, transported, shipped or disposed of any Hazardous Substances;

          (b) other than in substantial compliance with Environmental Requirements, the Company has not released into the natural environment, or discharged, added to, deposited, placed or otherwise disposed of any Hazardous Substances at, or on, or near the Real Properties as a result of the conduct of the Business and neither the Company nor the Vendors are aware of any other Person, including former owners and occupiers of the Real Properties and of the neighbouring lands, doing any of the foregoing other than in substantial compliance with Environmental Requirements;

          (c) the Real Properties have not been used by the Company as a landfill or waste disposal site and neither the Company nor the Vendors are aware of the Real Properties being used at any time by any person as a landfill or waste disposal site nor, are the Real Properties located within any environmentally sensitive area, as determined by any Environmental Requirements;

          (d) there are no adverse conditions that, directly or indirectly, relate to or may materially affect the Real Properties and the conduct of the Business related thereto or any other use thereof (whether on, above or below the Real Properties, now or formerly, operated or used by the Company or its predecessors and neither the Company nor the Vendors are aware of such in connection with adjoining properties or businesses);

          (e) there are no orders, decisions, directions, or the like, relating to Environmental Requirements of the Real Properties or the Business that are still in full force and effect on the date hereof and Schedule 4.1.33 lists all such orders that have been issued within the last five years against the Real Properties, the Business or the Company. The Company has received no written notice, and neither the Company nor the Vendors aware of any facts which could give rise to any notice, that any such

                                   -Page 24-                      EXECUTION COPY


               orders will be issued against the Business, the Real Properties or the Company in the near future;

          (f) the Company has not defaulted in reporting on the happening of an occurrence relating to the Real Properties which it is or was required by Environmental Requirements to do so and no such reporting has occurred during the last five years;

          (g) there have been no investigations by a Governmental Authority relating to the Company in respect of the Real Properties, or the Business and no prosecutions of the Company relating to the Real Properties or the Business for an offence for non-compliance with any Environmental Requirements and no convictions, settlements or other disposition of such investigations or prosecutions short of conviction;

          (h) the Company has received no written notice, and neither the Company nor the Vendors are aware of any facts which could give rise to any notice that the Company is a party potentially responsible for the clean up of the Real Properties or other corrective action under any Environmental Requirements. The Company has not received any written requests for information in connection with any inquiry by any Governmental Authority concerning environmental matters relating to the Real Properties;

          (i) the Company has never had an audit conducted relating to any environmental or health and safety matters relating to the Real Properties or the Business. For the purposes of this subsection, audit shall mean any inspection, investigation, assessment, study or test performed at the request of, or on the behalf of, a Governmental Authority, including, without limitation, a member of a joint health and safety committee, but does not include normal or routine inspections, assessments, studies or tests which do not relate to a threatened or pending charge, order, revocation of any Licence or any work stoppage issues;

          (j) all the Company's environmental and occupational health and safety and transportation operating records and reports relating to the Business or the Real Properties, including all monitoring or reporting records have been maintained in accordance with all applicable Environmental Requirements;

          (k) there have been no health or safety occurrences affecting the Real Properties (during the Company's occupation thereof) or the Business of any nature or type, including, without limitation, the presence of any industrial disease or any long term

                                   -Page 25-                      EXECUTION COPY


               occupational illness in the workplace or among any of the Employees, which could or did result in an action or claim against the Company by any of its employees, former employees or their respective dependants, heirs or legal personal representatives or under any applicable insurance programs, workers' compensation laws or other Environmental Requirements.

     4.1.34. CONSENTS - Except for Contracts, Leases, Licences and Permits requiring the consent to the change of control of the Company, all of which are listed in Schedule 4.1.34, there are no consents, assignments, authorizations, licences, franchise agreements, permits, approvals or orders of any Person or Governmental Authority required to permit the Vendors to complete the transactions contemplated hereby.

     4.1.35. LICENSES AND PERMITS - All of the Licences and Permits, (including environmental licences or permits) issued by any Governmental Authority related to the Company or necessary for the conduct of the Business are listed on Schedule 1.1.39.

     4.1.36. BANKS - Schedule 4.1.36 contains a true and complete list (including address and account number) of each bank, trust company or similar institution in which the Company has an account or a safety deposit box and the names of all persons, including any person or firm holding a power of attorney, authorized to draw thereon or to have access thereto and a description of all credit facilities, lines of credit, loan agreements and the like which the Company has with any financial institution. All of the bank accounts operated in connection with the Business are maintained and operated solely in the name of the Company. There are no bank accounts operated in the name of any division or business or trade name or style of the Company.

     4.1.37. INTELLECTUAL PROPERTY - All patents, trademarks, trade names, brand names, trade designs, trade secrets, service marks and copyrights and all licences and similar rights and property which are necessary or incidental to the conduct of the Business as the same is presently being carried on are listed in Schedule 1.1.34, are valid and subsisting and held by the Company with good and marketable title and are in good standing free and clear of all security interests, claims, liens, objections and infringements of every nature and kind and all registrations therefor have been kept renewed and are in full force and effect. Except as disclosed in Schedule 4.1.29, the operations of the Business, and the sale by it of its products and the provision by it of its services do not involve infringements or claimed infringement of any patent, trademark, trade name or copyright. No Employee owns, directly or indirectly in whole or in part, any patent, trademark, trade

                                   -Page 26-                      EXECUTION COPY


          name, brand name, copyright, invention, process, know-how, formula or trade secret which the Company is presently using or the use of which is necessary for the Business. The Company is entitled to the use of all software presently used by it in the manner and at the number of workstations and computers as presently used with proper licencses that are in good standing not in default.

     4.1.38. EXPROPRIATION - No part of the assets of the Company have been taken or expropriated by any Governmental Authority nor has any notice or proceeding in respect thereof been given or commenced nor is the Company or any Vendor aware of any intention or proposal to give such notice or commence any such proceedings.

     4.1.39. TAX MATTERS -

          (a) Except to the extent reflected in or reserved against in the Financial Statements, the Company is not liable for any Taxes, unpaid at the date hereof or for the payment of any instalment of Taxes due in respect of its current taxation year and, except as aforesaid, no such Taxes are required to be reserved against. If any such reservation has been made or taken, it is adequate to provide for Taxes payable by the Company for its current period for which tax returns are not yet required to be filed.

          (b) The Company is not in default in filing any returns or reports covering any Taxes or other reports in respect of its income, business or property. The Company has filed all reports or returns with respect to Taxes which are required to be filed by it up to the date of this Agreement (and all such returns and reports are correct and complete in all material respects) and has paid, or where permitted by law, provided security for, all Taxes as shown on such reports or returns to the extent such Taxes are payable or have or may become due and has paid, or where permitted by law, provided security for, all assessments received by it.

          (c) The Company has withheld from each payment made to any of its present or former officers, shareholders, employees and from non-residents, the amount of all Taxes and other deductions required to be withheld therefrom and has paid the same to the proper taxing authorities within the time required under applicable tax legislation.

          (d) Canadian federal and provincial income tax assessments have been issued to the Company covering all past periods through the fiscal year ended September 30, 2004 (and such assessments, if any amounts were owing in respect thereof,

                                   -Page 27-                      EXECUTION COPY


               have been paid or, where permitted by law, security therefor has been provided). There are no currently outstanding reassessments, suits, actions, proceedings, investigations, claims or questions which are pending or threatened by any governmental authority relating to any such reports or tax returns except for those provided in the Financial Statements and the Company does not have any negotiations or discussions in progress with respect to any eventual assessment or reassessment with any such authority. The Company has not executed or filed with any taxing authority any waiver or agreement extending the period for assessment or collection of any income or other taxes.

          (e) Without limiting the generality of the foregoing, the Company is in absolute compliance with all registration, timely reporting and remittance, collection and recordkeeping obligations in respect of all provincial and federal sales tax legislation and the Goods and Services Tax.

     4.1.40. UNDISCLOSED LIABILITIES - The Company has no liabilities (whether accrued, absolute, contingent or otherwise) of any kind except liabilities disclosed on the Financial Statements and except liabilities incurred in the ordinary course of business since September 30, 2004 which are not inconsistent with past practice, are not material and adverse to the business, assets, financial condition or results of operations of the Company, and do not materially violate any covenant contained in this Agreement or constitute a material misrepresentation or breach of warranty made in or pursuant to this Agreement.

     4.1.41. NON-ARM'S LENGTH TRANSACTIONS - The Company has not entered into any contracts, agreements, options, or arrangements or incurred or assumed any obligation or liability (whether fixed or contingent) with, on behalf of, or with respect to the Vendors or any other person with whom the Company does not deal at Arm's Length or a Related Person, whether jointly or severally.

     4.1.42. ACCOUNTANTS - Effective from June 30, 2003 to the present, the Company's Auditors have been the accountants of the Company.

     4.1.43. NO CHANGE IN REMUNERATION - Except as specifically described in
          Section 5.1.7, since September 30, 2004, there have been no increases in remuneration whether in the form of salary, dividends, bonus or commission paid by the Company, or paid on behalf of the Company, to Employees or Consultants other than normal merit increases or rewards which are properly reflected in the books and records of the Company.

                                   -Page 28-                      EXECUTION COPY


     4.1.44. RESTRICTIONS ON BUSINESS - The Company is not a party to any agreement, indenture, mortgage, debenture, security agreement, lease, agreement or instrument, or subject to any restriction in the Articles or its by-laws or subject to any restriction imposed by Governmental Authority having jurisdiction over it or subject to any statute, order, regulation or rule or to any writ, judgment, injunction or decree of any court or Governmental Authority which might prevent or interfere with the use of the assets of the Company or which may limit or restrict or otherwise adversely affect the Business, properties, assets or financial condition, other than statutory provisions and restrictions of general application to its particular business. The Business is the only business carried on by the Company on the date hereof.

     4.1.45. ENCUMBRANCES - Except for the Permitted Encumbrances, the Company has good and marketable title to all its Leases, properties, interests in properties and assets, real and personal, including without limitation those reflected in the Financial Statements or acquired since September 30, 2004 (except as otherwise permitted in this Agreement or as since transferred, sold or otherwise disposed of in the ordinary and usual course of business), free and clear of all mortgages, pledges, charges, hypothecs, liens, title retention agreements, security interests, encumbrances or rights of other Persons, of any kind or character.

     4.1.46. REAL PROPERTY - The Company is not a party to or bound by any leases of real property other than the Leases. Where applicable, all rental and other payments required to be paid by the Company pursuant to the Leases have been duly paid and the Company is not in default or in breach of any material term or provision of the Leases.

     4.1.47. LEASED EQUIPMENT - Schedule 1.1.25 sets forth a true and complete list of all equipment, other personal property and fixtures in the possession or custody of the Company which, as of the date hereof, is leased or held under licence or similar arrangement and of the leases, licences, agreements or other documentation relating thereto.

     4.1.48. CONDITION OF ASSETS - All material tangible assets of the Company used in or in connection with the Business are in good condition, repair and working order and have been properly maintained, having regard to the use and age thereof. A list of all material fixed assets, machinery and equipment and all vehicles of the Company is shown in Schedule 4.1.48.

     4.1.49. SALE COMMITMENTS - No commitment of the Company to sell its products or services is for an amount less than the cost of such product plus normal gross profit margins thereon.

                                   -Page 29-                      EXECUTION COPY


     4.1.50. COPIES OF AGREEMENTS, ETC. - True, correct and complete copies of all mortgages, debentures, security agreements, leases, agreements, instruments and other documents to which 765448 and the Company are a party to and which are listed in the Schedules hereto and of the policies of insurance referred to in Schedule 4.1.24 have been delivered to the Purchaser.

     4.1.51. POWERS OF ATTORNEY - Except as disclosed in Schedule 4.1.52 hereto, no person has any power of attorney from the Company with respect to any matter.

     4.1.52. PRODUCT LIABILITY CLAIMS - There is no pending or threatened product liability or similar claim which relates to the products created, distributed or sold by the Company, or services provided by the Company.

     4.1.53. DISCLOSURE - To the best of the Vendor's knowledge, none of the foregoing representations, warranties and statements of fact contains any untrue statement of fact or omits to state any fact that would reasonably be expected to have a significant effect on the market price or value of the Shares or Other Shares.

4.2. REPRESENTATIONS AND WARRANTIES OF THE 765548 VENDORS

     The 765448 Vendors hereby represent and warrant to and covenant with the Purchaser as follows and acknowledge that the Purchaser is relying on these representations and warranties and covenants in entering into this Agreement and the transactions contemplated under this Agreement.

     4.2.1. ORGANIZATION AND GOOD STANDING - 765448 is a corporation duly incorporated, organized and validly existing in good standing under the laws of the Province of Alberta. 765448 is not a partner in any partnership, has not entered into any joint venture and does not hold an interest or security in any other Person (except its ownership interest in the Company as described in Section 4.2.4.)

     4.2.2. BANKRUPTCY, ETC. - No bankruptcy, insolvency or receivership proceedings have been instituted or are pending against 765448.

     4.2.3. PREVIOUS NAMES - 765448 has no corporate predecessors, previous corporate names or present business name registrations.

     4.2.4. HOLDING CORPORATION - 765448 has all necessary corporate power, authority and capacity to own its property and assets. The Company has no material assets other than the Other Shares and has no liabilities. The Company does not now carry on any business, has no subsidiaries and is not a party to any agreement to acquire any subsidiary or any interest in any joint venture, partnership or other

                                   -Page 30-                      EXECUTION COPY


          entity. 765448 has carried on one business prior to the date hereof, which consisted of the ownership and leasing to tenants from time to time of one residential condominium unit located in the City of Calgary prior to February 29, 2004.

     4.2.5. DUE AUTHORIZATION - 765448 has all necessary power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of 765448.

     4.2.6. AUTHORIZED AND ISSUED CAPITAL OF 765448 - As at Closing the authorized capital of 765448 shall consist of an unlimited amount of each of Class A shares through to Class H shares, inclusive, of which the total number of issued and outstanding is 100 Class A shares, 10 Class B shares and 10 Class C shares all of which will have been validly issued and will be outstanding as fully paid and non-assessable shares held by the 765448 Vendors in the numbers set out opposite their respective names in Schedule A. No options, warrants or other rights for the purchase, subscription or issuance of shares or other securities of 765448 or securities convertible into or exchangeable for shares of 765448 have been authorized or agreed to be issued or are outstanding. Other than the restrictions contained in the articles of incorporation of 765448, there are no restrictions on the transfer of the 765448 Shares.

     4.2.7. TITLE TO SHARES - As at Closing, the 765448 Vendors will be the legal and beneficial owner of the 765448 Shares. The 765448 Vendors represent that on Closing, the Purchaser shall acquire good and marketable title to the 765448 Shares, free and clear of all agreements, mortgages, pledges, charges, hypothecs, claims, liens, security interests, encumbrances and rights of other Persons.

     4.2.8. ABSENCE OF CONFLICTING AGREEMENTS - 765448 is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, arbitration award, charter or by-law provisions, order or judgment which would be violated, contravened, breached by, or under which any default would occur as a result of the execution and delivery of this Agreement or the consummation of any of the transactions contemplated under this Agreement.

     4.2.9. ABSENCE OF GUARANTEES - 765448 has not given or agreed to give, nor is it a party to or bound by, any guarantee of indebtedness or other obligations of third parties nor any other commitment by which 765448 is, or is contingently, responsible for such indebtedness or other obligations.

                                   -Page 31-                      EXECUTION COPY


     4.2.10. ENFORCEABILITY OF OBLIGATIONS - 765448 - This Agreement constitutes a valid and binding obligation of 765448 enforceable against it in accordance with its terms, provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting enforceability of creditors' rights and that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

     4.2.11. BOOKS AND RECORDS - All the books, records and accounts of 765448 are in all material respects accurate and complete, accurately reflect all matters normally entered into the books, records or accounts maintained by similar businesses, are in all material respects in accordance with all laws, regulations and rules applicable to 765448 and accurately present and reflect in all material respects all of the transactions described therein. 765448 has accounting controls sufficient to ensure that its transactions are (i) in all material respects executed in accordance with its management's general or specific authorization and (ii) recorded in conformity with GAAP. At the Closing Date, the minute books will accurately reflect all material actions taken by the directors and shareholders of 765448 since the date of its incorporation and the share certificate books, register of shareholders and register of directors and officers will be, at Closing, complete and accurate.

     4.2.12. NO LIABILITIES - No liabilities or obligations, whether accrued, absolute, contingent, direct or indirect, perfected, inchoate, unliquidated or otherwise and whether due or to become due, exist as of the date hereof or will exist as of the Closing.

     4.2.13. ASSETS - The Other Shares shall at Closing comprise the only asset of 765448. For greater certainty, the Parties agree that 765448 shall be permitted, prior to Closing, to declare a dividend of any surplus cash residing in 765448, so that the foregoing sentence will be true and accurate.

     4.2.14. EMPLOYMENT CONTRACTS - 765448 is not a party to any written or oral contracts of employment with any person.

     4.2.15. WORKER'S COMPENSATION - 765448 is not and has not been under any obligations to make any filing or payments pursuant to applicable worker's compensation legislation, and there are not now any outstanding appeals, actions or claims under such legislation. The 765448 Vendors shall cause 765448 to execute and deliver to the Purchaser such consent or consents as may be required to permit the Purchaser to obtain such information and materials from the worker's compensation board or related authority as the Purchaser may reasonably require.

                                   -Page 32-                      EXECUTION COPY


     4.2.16. MATERIAL CONTRACTS - 765448 is not a party to or bound by any material contract or commitment whether oral or written, other than this Agreement.

     4.2.17. LITIGATION - There is no suit, action, litigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress, pending or, to the knowledge of the 765448 Vendors, threatened against or relating to 765448, or affecting its properties or the 765448 Shares and there is not presently outstanding against 765448, or any 765448 Vendor, any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator.

     4.2.18. REAL PROPERTIES - 765448 does not presently own any Real Property, and is not a party to or bound by any leases of Real Property.

     4.2.19. BANKS - As of the Closing Time, 765448 shall have no account or safety deposit box with any bank, trust company, or similar institution, nor any credit facilities, lines of credit, loan agreements and the like with any financial institution.

     4.2.20. EXPROPRIATION - No part of the assets of 765448 have been taken or expropriated by any Governmental Authority nor has any notice or proceeding in respect thereof been given or commenced nor is 765448 or the 765448 Vendors aware of any intent or proposal to give such notice or commence any such proceedings.

     4.2.21. TAX MATTERS -

          (a) 765448 is not liable for any Taxes, unpaid at the date hereof or for the payment of any instalment of Taxes due in respect of its current taxation year and no such Taxes are required to be reserved against.

          (b) 765448 is not in default in filing any returns or reports covering any Taxes or other reports in respect of its income, business or property. 765448 has filed all reports or returns with respect to Taxes which are required to be filed by it up to the date of this Agreement (and all such returns and reports are correct and complete in all material respects) and has paid, or where permitted by law, provided security for, all Taxes as shown on such reports or returns to the extent such Taxes are payable or have or may become due and has paid, or where permitted by law, provided security for, all assessments received by it.

          (c) 765448 has withheld from each payment made to any of its present or former officers, directors, shareholders, employees and from non-residents, the amount of all Taxes and other

                                   -Page 33-                      EXECUTION COPY


               deductions required to be withheld therefrom and has paid the same to the proper taxing authorities within the time required under applicable tax legislation.

          (d) Canadian federal and provincial income tax assessments have been issued to 765448 covering all past periods through the fiscal year ended December 31, 2003, (and such assessments, if any amounts were owing in respect thereof, have been paid). There are no currently outstanding reassessments, suits, actions, proceedings, investigations, claims or questions which are pending or threatened by any governmental authority relating to any such reports or tax returns and 765448 does not have any negotiations or discussions in progress with respect to any eventual assessment or reassessment with any such authority. 765448 has not executed or filed with any taxing authority any waiver or agreement extending the period for assessment or collection of any income or other taxes.

          (e) Without limiting the generality of the foregoing, 765448 is in absolute compliance with all registration, timely reporting and remittance, collection and recordkeeping obligations in respect of all provincial and federal sales tax legislation and the Goods and Services Tax.

     4.2.22. UNDISCLOSED LIABILITIES - 765448 has no liabilities (whether accrued, absolute, contingent or otherwise) of any kind.

     4.2.23. NON-ARM'S LENGTH TRANSACTIONS - 765448 has not entered into any contracts, agreements, options, or arrangements or incurred or assumed any obligation or liability (whether fixed or contingent) with, on behalf of, or with respect to the 765448 Vendors or any other person with whom 765448 does not deal at Arm's Length or a Related Person, whether jointly or severally.

     4.2.24. ENCUMBRANCES - 765448 has good and marketable title to all its properties, interests in properties and assets, real and personal free and clear of all mortgages, pledges, charges, hypothecs, liens, title retention agreements, security interests, encumbrances or rights of other Persons, of any kind or character.

     4.2.25. LEASED EQUIPMENT - 765448 holds no equipment, other personal property or fixtures which is leased or held under license or similar arrangement.

     4.2.26. POWERS OF ATTORNEY - No person has any power of attorney from 765448 with respect to any matter.

                                   -Page 34-                      EXECUTION COPY


     4.2.27. DISCLOSURE - To the best of the 765448 Vendor's knowledge, none of the foregoing representations, warranties and statements of fact contains any untrue statement of fact or omits to state any fact that would reasonably be expected to have a significant affect on the market price or value of the 765448 Shares.

4.3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser hereby represents and warrants to the Vendors as follows:

     4.3.1. ORGANIZATION AND GOOD STANDING - The Purchaser is a company duly incorporated, organized, and validly existing and in good standing under the laws of the Province of Nova Scotia.

     4.3.2. DUE AUTHORIZATION - The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been or will be duly authorized by all necessary corporate action on the part of the Purchaser.

     4.3.3. ABSENCE OF CONFLICTING AGREEMENTS - The Purchaser is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur as a result of the execution and delivery by it of this Agreement or the consummation of the transactions contemplated herein, except as disclosed in this Agreement.

     4.3.4. ENFORCEABILITY OF OBLIGATIONS - This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting enforceability of creditors' rights and that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

     4.3.5. DISCLOSURE - To the best of the Purchaser's knowledge, none of the foregoing representations, warranties and statements of fact contains any untrue statement of fact or omits to state any fact that would reasonably be expected to have a significant affect on the Vendors' decision to complete the transaction contemplated by this Agreement or the Purchaser's capacity to purchase the Purchased Shares.

                                   -Page 35-                      EXECUTION COPY


4.4. COMMISSION

     The Vendors represent and warrant to the Purchaser that, to their knowledge, no Person is entitled to a brokerage commission, finder's fee or other like payment in connection with the purchase and sale contemplated hereby.

4.5. NON-WAIVER

     No investigations made by or on behalf of the Purchaser at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by the Vendors herein or pursuant hereto. No waiver by the Purchaser of any condition, in whole or in part, shall operate as a waiver of any other condition. No investigations made by or on behalf of the Vendors at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by the Purchaser herein or pursuant hereto. No waiver by the Vendors of any condition, in whole or in part, shall operate as a waiver of any other condition.

4.6. NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     All statements contained in any certificate or other instrument delivered by or on behalf of a Party pursuant to or in connection with the transactions contemplated by this Agreement shall be deemed to be made by that Party under this Agreement. All representations, warranties, covenants and agreements contained in this Agreement on the part of each of the Parties shall survive the Closing, the execution and delivery hereunder of any instruments of conveyance, assignments or other instruments of transfer of title to any of the Purchased Shares and the payment of the consideration contemplated under this Agreement, but the representations and warranties contained in this Article shall survive for a period of two (2) years following the Closing, except for:

     4.6.1. the representations and warranties as to the authorized and issued capital of the Company and 765448 and the ownership of and title to the Shares, the Other Shares and the 765448 Shares free and clear of encumbrances which shall continue forever; and

     4.6.2. the Vendors' representations and warranties relating to tax matters which shall survive until ninety days after the last date on which a notice of assessment or reassessment or other similar document determining liability for Taxes may be issued, unless there has been any misrepresentation or fraud committed in filing a return in respect of Taxes or in supplying information to any Governmental Authority, in which case, such representations and warranties shall survive forever, after which period of time, if no Claim shall, prior to the expiry of such period, have been made under this Agreement against a Party with respect to any incorrectness in or breach of any representation or warranty made herein by such Party, such Party shall have no further liability under this Agreement with respect to such representation or warranty.

                                   -Page 36-                      EXECUTION COPY


5.   COVENANTS OF THE PARTIES

5.1. CONDUCT OF BUSINESS PRIOR TO CLOSING

     During the Interim Period the KLA Vendors shall do or cause the Company and 765448 to do the following:

     5.1.1. CONDUCT BUSINESS IN ORDINARY COURSE - Except as otherwise contemplated or permitted by this Agreement, the Company shall conduct the Business in the ordinary and normal course and shall not, without the prior written consent of Purchaser, enter into any transaction which, if entered into before the date of this Agreement, would cause any representations or warranties of the Vendors contained in this Agreement to be incorrect or constitute a breach of any covenant or agreement of the Vendors contained in this Agreement. The Vendors shall use their best efforts to preserve intact the Company and 765448 and the Business and the relationship existing with the customers of the Company.

     5.1.2. CONTINUE INSURANCE - The Company shall continue in force and in good standing all existing insurance maintained by it.

     5.1.3. PERFORM OBLIGATIONS - The Company shall comply with all applicable laws, regulations, by-laws and other governmental requirements of each jurisdiction in which the Business is carried on, perform all of its obligations under and comply with the Contracts, Leases, Environmental Permits, Licenses and Permits and pay all trade accounts payable and other debts and liabilities in accordance with the terms thereof and withhold and remit all Taxes.

     5.1.4. MATERIAL CHANGES - The Company shall not take any action which would result in any material adverse change, which shall be deemed to include the circumstances specified in Section 4.1.15, in or to the Business or sell, transfer or dispose of any of the assets of the Company, other than in the ordinary course of business.

     5.1.5. LIENS, VENDOR - The Vendors shall not suffer or permit any mortgages, pledges, hypothecs, security interests, deemed trusts, liens, charges, rights or claims of other Persons, or any other encumbrances whatsoever, to attach to or affect the Purchased Shares or the Other Shares.

     5.1.6. LIENS, COMPANY - Neither the Company nor 765448 shall suffer or permit any mortgages, pledges, hypothecs, security interests, deemed trusts, liens, charges, rights or claims of other Persons, or any other encumbrances whatsoever, to attach to or affect their respective assets.

                                   -Page 37-                      EXECUTION COPY


     5.1.7. WAGE INCREASES, HIRING AND FIRING - The Company shall pay all remuneration, wages and salaries and make and remit all withholdings therefrom and shall not make or commit to make any wage increases or grant any bonuses to any of the Employees, nor employ any new management employees in the Company without the Purchaser's prior written consent nor terminate the employment of any management Employees, without the Purchaser's prior written consent.

     5.1.8. ACCOUNTS RECEIVABLE - The Company shall provide to the Purchaser on the third Business Day prior to the Closing Date, an up-to-date list (accurate to within 15 days of the Closing Date) of all outstanding Accounts Receivable and not settle any existing Account Receivable for less than its face amount without the prior written consent of the Purchaser.

     5.1.9. CONSENTS TO ASSIGNMENT OF CONTRACTS AND LEASES - The Company shall obtain the consents or the assignments as required by the Purchaser under all Contracts, Leases, Environmental Permits, Licenses and Permits.

5.2. ACCESS FOR INVESTIGATION

     The Vendors, the Company and 765448 shall permit the Purchaser and its employees, agents, counsel and accountants or other representatives, prior to the Closing Time, without interference to the ordinary conduct of the Business, to have access during normal business hours to the premises and to all books, accounts, records and other data of the Company and 765448, including, without limitation, all corporate and accounting records of the Vendors relating exclusively to the Company and 765448 and to furnish to the Purchaser such financial and operating data and other information with respect to the Company and 765448, as the Purchaser shall from time to time reasonably request to enable confirmation of the matters represented and warranted in Sections 4.1 and 4.2.

5.3. DELIVERY OF BOOKS AND RECORDS

     At the Closing Time, the Vendors and the Company shall deliver to the Purchaser at the Company's offices the following: (i) lists of suppliers and customers of the Company; (ii) records with respect to the Employees; (iii) the minute books and corporate seals of the Company and 765448; (iv) advertising, promotional and marketing materials which relate to the Company; (v) files relating to the assets of the Company including, without limitation, the maintenance records for each item of equipment or machinery owned or leased by the Company; and (vi) the Contracts, Leases, Environmental Permits, Licenses and Permits.

                                   -Page 38-                      EXECUTION COPY


5.4. ACTIONS TO SATISFY CLOSING CONDITIONS

     Each Party agrees to take all such actions as are within its power to control, and to use its best efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with any conditions set forth in Article 7 which are for the benefit of the other Party to complete the Closing.

5.5. NON-COMPETITION

     Each of the Vendors covenants and agrees that he or she will not, from and after the date hereof until the second anniversary of the Closing Date, (a) carry on (either directly or as an officer, director, shareholder, employee or consultant of any corporation, partnership, joint venture or other entity) in Canada any business in competition with the Business (as at the Closing Date);
(b) solicit any clients or prospective clients of the Company (as at the Closing
Date) in respect of any business which is in competition with the Business; or
(c) employ or solicit the employment of any employees or consultants of the Company. Each of the Vendors covenants and agrees that he shall not use any confidential information or technology of the Company for any purpose whatsoever. At Closing, each of the foregoing Parties and, in respect of any Vendor that is a body corporate their principal shareholders shall enter into a non-competition agreement in support of the covenant under this Section covering the matters specified herein in a form satisfactory to the Purchaser (the "Non-Competition Agreement").

5.6. KEY EMPLOYEES

     Sykes Canada may at any time prior to the Closing Time identify employees of the Company who are key to the Business (the "Key Employees"). In the event that Sykes Canada determines that it will offer employment to identified Key Employees, the Vendors agree to use their reasonable best efforts to have each of the Key Employees continue as a full-time employee of the Company on substantially the same terms as such employees are employed by the Company as of the date hereof. The parties acknowledge and agree that Glenys Schick has been identified as a Key Employee and shall enter into an Employment Agreement with effect as of the Closing Time.

5.7. PROVISION OF INFORMATION AFTER CLOSING

     The Vendors will, during the period of three years (3) following the Closing Date, supply the Purchaser with any information which is required for the business of the Company and/or 765448 and which is in the possession of the Vendors but not in the possession of or easily obtainable by the Purchaser.

5.8. BANK CREDIT FACILITIES

     5.8.1. The Purchaser shall, within ninety (90) days following the Closing Date, obtain from TD Canada Trust and deliver to the Vendors a release with respect to all personal guarantees provided by the Vendors so such bank in respect of the Corporation.

                                   -Page 39-                      EXECUTION COPY


     5.8.2. The Vendors shall at the Closing Time deliver to the Purchaser a discharge statement of TD Canada Trust dated as of the Closing Date and setting out the amount of principal and interest then owing under any bank credit facility, including without limitation the Demand Note, and confirming the applicable credit limit.

6.   INDEMNIFICATION AND SETOFF

6.1. INDEMNIFICATION BY VENDORS

     6.1.1. Subject to this Article 6, if the transactions contemplated by this Agreement are consummated, the Vendors agree to indemnify and hold the Purchaser, the Company and 765448 harmless from and against and in respect of any loss, damage, claim, cost or expense whatsoever, including any and all incremental out-of-pocket costs, which includes, without limitation, all reasonable legal and accounting fees, which the Purchaser or the Company or 765448, as the case may be, may incur, suffer or be required to pay (collectively, a "Claim") that may be made or asserted against or affect the Purchaser or the Company or 765448, provided, however, that the subject matter of any such Claim relates to or arises out of or in connection with the following matters:

          (a) any misrepresentation or breach of any representation, warranty, agreement, covenant or obligation of the Vendors contained in this Agreement or in any agreement, schedule, certificate or other document required to be entered into or delivered by the Vendors;

          (b) any assessment or reassessment, determination of loss or redetermination of loss in respect of Taxes for periods ending on or before the Closing Date (a "Reassessment Amount");

          (c)  any environmental matters referred to in Section 4.1.33 hereof.

     6.1.2. The obligation of the Vendors to indemnify the Purchaser, the Company and 765448, as the case may be, as set forth in Section 6.1.1(a) for a misrepresentation or breach of any representation and warranty shall be subject to the limitation period referred to in
          Section 4.6 with respect to survival of representations and warranties.

6.2. INDEMNIFICATION BY PURCHASER

     6.2.1. Subject to this Article 6, if the transactions contemplated by this Agreement are consummated, the Purchaser agrees to indemnify and hold the Vendors harmless against and in respect of any loss, damage, claim, cost or expense whatsoever, including any and all incremental

                                   -Page 40-                      EXECUTION COPY


          out-of-pocket costs, including, without limitation, all reasonable legal and accounting fees, which the Vendors may incur, suffer or be required to pay (collectively, a "Claim") that may be made or asserted against or affect a Vendor, provided, however, that the subject matter of any such Claim relates to or arises out of or in connection with a misrepresentation or breach of any representation, warranty, agreement, covenant or obligation of the Purchaser contained in this Agreement or in any agreement, schedule, certificate or other document required to be entered into or delivered by the Purchaser.

     6.2.2. The obligation of the Purchaser to indemnify the KLA Vendors as set forth in Section 6.2.1 for a misrepresentation or breach of any representation and warranty shall be subject to the limitation period referred to in Section 4.6 with respect to survival of representations and warranties.

6.3. CLAIMS BY THIRD PARTIES

     6.3.1. Promptly upon receipt by the Purchaser or a Vendor (herein referred to as the "Indemnitee") of notice of any Third Party Claim in respect of which the Indemnitee proposes to demand indemnification from the other applicable party to this Agreement (the "Indemnitor"), the Indemnitee shall forthwith give notice to that effect to the Indemnitor.

     6.3.2. The Indemnitor shall have the right, exercisable by giving notice to the Indemnitee not later than 30 days after receipt of the notice described in Section 6.3.1, to assume the control of the defence, compromise or settlement of the Third Party Claim, provided that the Indemnitor shall at the Indemnitee's request furnish it with reasonable security against the amount of such Third Party Claim and any costs or other liabilities to which it may be or become exposed by reason of such defence, compromise or settlement.

     6.3.3. Upon the assumption of control by the Indemnitor as aforesaid, the Indemnitor shall, at its expense, diligently proceed with the defence, compromise or settlement of the Third Party Claim at the Indemnitor's sole expense, including employment of counsel satisfactory to the Indemnitee, and in connection with such proceedings, the Indemnitee shall co-operate fully, but at the expense of the Indemnitor, to make available to the Indemnitor all pertinent information and witnesses under the Indemnitee's control and to make such assignments and take such other steps as in the opinion of counsel for the Indemnitor are necessary to enable the Indemnitor to conduct such defence, provided always that the Indemnitee shall be entitled to reasonable security from the Indemnitor for any expense, costs or other liabilities to which it maybe or may become exposed by reason of such co-operation.

                                   -Page 41-                      EXECUTION COPY


     6.3.4. The final determination of any such Third Party Claim, including all related costs and expense, will be binding and conclusive upon the Parties as to the validity or invalidity, as the case may be, of such Third Party Claim against the Indemnitor.

     6.3.5. Should the Indemnitor fail to give notice to the Indemnitee as provided in Section 6.3.2, the Indemnitee shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnitor assumes control of the negotiation, settlement or defence or any Third Party Claim, the Indemnitor shall not settle any Third Party Claim without the written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed.

6.4. DETAILS OF CLAIMS

     With respect to any Claim provided for under this Article 6, no indemnity under this Agreement shall be sought unless written notice providing reasonable details of the reasons for which the indemnity is sought is provided to the Vendors or the Purchaser, as the case may be, before the expiration of the limitation dates provided for in this Article 6.

7. CONDITIONS PRECEDENT TO THE PERFORMANCE BY THE PURCHASER AND THE VENDORS OF THEIR OBLIGATIONS UNDER THIS AGREEMENT

7.1. PURCHASER'S CONDITIONS

     The obligation of the Purchaser to complete the transactions contemplated by this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Time, of each of the following conditions (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Purchaser and may be waived by it in whole or in part):

     7.1.1. TRUTH AND ACCURACY OF REPRESENTATIONS OF THE VENDORS AT THE CLOSING TIME - All of the representations and warranties of the Vendors made in or under this Agreement, including, without limitation, the representations and warranties made by the Vendors as set forth in
          Section 4.1 and by the 765448 Vendors as set forth in Section 4.2, shall be true and correct in all material respects as at the Closing Time and with the same effect as if made at and as of the Closing Time (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement) and the Purchaser shall have received a certificate from each of the Vendors confirming the truth and correctness in all material respects of the representations and warranties of the Vendors.

                                   -Page 42-                      EXECUTION COPY


     7.1.2. PERFORMANCE OF OBLIGATIONS - The Vendors shall have performed or complied with, in all material respects, all their obligations, covenants and agreements under this Agreement.

     7.1.3. RECEIPT OF CLOSING DOCUMENTATION - All instruments of conveyance and other documentation and assurances relating to the sale and purchase of the Purchased Shares including, without limitation, share certificates duly endorsed for transfer (the "Closing Documents") and all actions and proceedings taken on or prior to the Closing in connection with performance by the Vendors of their obligations under this Agreement shall be satisfactory to the Purchaser and its counsel, acting reasonably, and the Purchaser shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated under this Agreement and the taking of all corporate proceedings in connection with those transactions in compliance with this Section 7.1, in form (as to certification and otherwise) and substance satisfactory to the Purchaser and its counsel.

     7.1.4. CLOSING DOCUMENTS - Without limiting the generality of Section 7.1.3, the Purchaser shall have received at or before the Closing Time sufficient duly executed original copies of the following:

          (a) certified copies of resolutions of (i) the board of directors of the Company, (ii) the board of directors of 765448, and (iii) the board of directors and shareholders of any Vendor that is a corporation, approving the transfer of the Purchased Shares as applicable and this Agreement and the transactions contemplated under this Agreement;

          (b) statutory declaration of each Vendor concerning residence of the Vendor;

          (c)  certificate of each Vendor confirming the matters contemplated in
               Section 7.1.1 and confirming that all conditions under this Agreement in favour of the Vendor have been either fulfilled or waived;

          (d)  certificates of incumbency of the Company and 765448;

          (e)  certificates of status of the Company and 765448;

          (f) share certificates representing the Purchased Shares duly endorsed for transfer;

          (g) share certificates representing the Other Shares registered in the name of 765448;

                                   -Page 43-                      EXECUTION COPY


          (h)  the Holdback Agreement executed by the Vendors;

          (i) Non-Competition Agreement for each Vendor and, if applicable, its principal shareholders;

          (j)  Employment Agreements with Glenys Schick and any other Key
               Employee.

     7.1.5. OPINION OF COUNSEL FOR THE VENDORS - The Purchaser shall have received an opinion dated the Closing Date from counsel for the Vendors, confirming the matters warranted in subsections 4.1.1 and
          4.2.1 Organization and Good Standing, 4.1.5 and 4.2.5 Due Authorization, 4.1.6, 4.2.6 Authorized Capital, and 4.1.10, 4.1.11 and
          4.2.10 Enforceability of Obligations, and such other matters as Purchaser's counsel may require.

     7.1.6. CONSENTS TO ASSIGNMENT - All consents, approvals or assignments from or notifications to any Person required under the terms of any of the Contracts, Leases (which shall include a landlord's consent and an estoppel certificate), Environmental Permits, Licenses or Permits with respect to the acquisition of control of the Company by the Purchaser, or otherwise in connection with the consummation of the transactions contemplated under this Agreement, that are listed in Schedule 4.1.40 shall have been duly obtained or given, as the case may be, on or before the Closing Time.

     7.1.7. CONSENTS, AUTHORIZATIONS AND REGISTRATIONS - All consents, approvals, orders and authorizations of or from Governmental Authority required in connection with the completion of the transactions contemplated in this Agreement shall have been obtained on or prior to the Closing Time.

     7.1.8. CERTIFICATE AS TO STATUS OF ASSETS - A senior officer of the Company shall have executed and delivered to the Purchaser, in a form satisfactory to the Purchaser, acting reasonably, a certificate stating that, as of the Closing Date, there has been no material damage to or adverse change in the condition of the assets of the Company or to the nature of the Business from the date hereof.

     7.1.9. CERTIFICATE AS TO ENCUMBRANCES - A senior officer of the Company shall have executed and delivered to the Purchaser in a form satisfactory to the Purchaser, acting reasonably, a certificate stating that as of the Closing Date, there are no liens, charges, encumbrances or adverse claims recorded against the Company or its assets, other than as disclosed in the audited financial statements of the Company for the most recent fiscal year.

                                   -Page 44-                      EXECUTION COPY


     7.1.10. NO ACTIONS TAKEN RESTRICTING SALE - No action or proceeding by law or in equity shall be pending or threatened by any Person to enjoin, restrict or prohibit the purchase and sale of any of the Purchased Shares contemplated under this Agreement.

     7.1.11. OFFICERS AND DIRECTORS OF COMPANY - There shall have been delivered to the Purchaser on or before the Closing Time, the resignation of each director of the Company and 765448, effective as and from Closing, together with a comprehensive release from such person of all his or her claims respectively.

     7.1.12. RESIDENCE STATUS OF VENDORs - Each of the Vendors shall have delivered to the Purchaser evidence satisfactory to the Purchaser, acting reasonably, that it is a resident of Canada within the meaning of the Income Tax Act (Canada) at the Closing Date.

     7.1.13. NUMBER OF SHARES - The Shares and the Other Shares shall constitute not less than 100% of the issued and outstanding shares of the Company. The 765448 Shares shall constitute not less than 100% of the issues and outstanding shares of 765448.

7.2. VENDORS' CONDITIONS

     The obligations of the Vendors to complete the transactions contemplated by this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Vendors and may be waived by the Vendors in whole or in part);

     7.2.1. TRUTH AND ACCURACY OF REPRESENTATIONS OF THE PURCHASER AT CLOSING TIME - All of the representations and warranties of the Purchaser made in or under this Agreement, including, without limitation, the representations and warranties made by the Purchaser and set forth in
          Section 4.3, shall be true and correct in all material respects as at the Closing Time and with the same effect as if made at and as of the Closing Time (except as such representations and warranties may be affected by the occurrence of events or transactions contemplated and permitted hereby) and the Vendors shall have received a certificate from a senior officer of the Purchaser confirming the truth and correctness in all material respects of such representations and warranties of the Purchaser.

     7.2.2. PERFORMANCE OF AGREEMENTS - The Purchaser shall have performed or complied with, in all respects, all of its other obligations, covenants and agreements under this Agreement.

     7.2.3. RECEIPT OF CLOSING DOCUMENTATION - All documentation and assurances relating to the performance by the Purchaser of its

                                   -Page 45-                      EXECUTION COPY


          obligations under this Agreement shall be satisfactory to the Vendors and their counsel, acting reasonably, and the Vendors shall have received copies of all such documentation or other evidence as they may reasonably request in order to establish the consummation of the transactions contemplated under this Agreement and the taking of all corporate proceedings in connection with those transactions in compliance with this Section 7.2, in form (as to certification and otherwise) and substance satisfactory to the Vendors and their counsel.

     7.2.4. CLOSING DOCUMENTATION - Without limiting the generality of Section 7.2.3, the Vendors shall have received at or before the Closing Time sufficient duly executed original copies of the following:

          (a) certified copy of a resolution of the board of directors of the Purchaser approving this Agreement and the transactions contemplated under this Agreement;

          (b) certificate of the Purchaser confirming the matters contemplated in Section 7.2.1 and that all conditions under this Agreement in favour of the Purchaser have either been fulfilled or waived;

          (c)  certificate of incumbency of the Purchaser;

          (d)  certificate of status of the Purchaser;

          (e) the Holdback Agreement executed by the Purchaser and Purchaser's Solicitors.

     7.2.5. NO ACTIONS TAKEN RESTRICTING SALE - No action or proceeding by law or in equity shall be pending or threatened by any Person to enjoin, restrict or prohibit the purchase and sale of any of the Purchased Shares contemplated under this Agreement.

     7.2.6. PAYMENT OF PURCHASE PRICE - The Purchaser shall have tendered payment of the Purchased Price in accordance with the terms hereof.

7.3. FAILURE TO SATISFY CONDITIONS

     If any condition set forth in Sections 7.1 or 7.2 is not satisfied on or before the Closing Time, the Party entitled to the benefit of such condition (the "First Party") may terminate this Agreement by notice in writing to the other Parties and in such event the First Party shall be released from all obligations under this Agreement, and unless the First Party can show that the condition or conditions which have not been satisfied and for which the First Party has terminated this Agreement are reasonably capable of being performed or caused to be performed by a Party then the other Parties shall also be released from all obligations under this Agreement, except that the First Party shall be entitled to waive compliance with any such conditions, obligations or covenants in whole

                                   -Page 46-                      EXECUTION COPY


or in part if it sees fit to do so without prejudice to any of its rights of termination in the event of non-performance of any other condition, obligation or covenant, or whole or in part.

7.4. DESTRUCTION, EXPROPRIATION, ETC.

     If, prior to the Closing Time, there occurs any material destruction or damage by fire or other cause or hazard to any of the properties or assets of the Company, or if such properties or assets or any material part of them are expropriated or forcefully taken by any Governmental Authority or if notice of intention to expropriate a material part of such properties or assets has been filed in accordance with applicable legislation, or if there shall have been a material adverse change in the Company, its condition (including its financial condition), assets or Business or there shall have been a material increase in its liabilities, then the Purchaser may, at its option, but shall not be obliged to, terminate this Agreement by notice to the other Parties.

8.   CLOSING ARRANGEMENTS

8.1. TIME AND PLACE OF CLOSING

     The completion of the transactions contemplated by this Agreement shall take place at the Closing Time on the Closing Date at the offices of Miller Thomson LLP, 3000, 700 - 9th Avenue S.W., Calgary, Alberta T2P 3V4, or at such other place as may be agreed upon between the Parties.

8.2. CLOSING ARRANGEMENTS

     At the Closing Time, upon fulfilment of all the conditions under this Agreement which have not been waived in writing by the Purchaser or the Vendors respectively:

     8.2.1. PURCHASE AND SALE OF SHARES - The Vendors shall sell and the Purchaser shall purchase the Purchased Shares for the Purchase Price.

     8.2.2. DELIVERY OF CLOSING DOCUMENTS - The Parties shall respectively deliver the Closing Documents.

     8.2.3. ACTUAL POSSESSION - The Vendors shall deliver actual possession to the Purchaser of certificates representing the Purchased Shares.

     8.2.4. PAYMENT - On the fulfillment of the foregoing terms of this Article 8, the Purchaser shall pay and satisfy the Purchase Price in accordance with the terms hereof.

8.3. TENDER

     Any tender of documents or money hereunder may be made upon the Parties or their respective counsel.

                                   -Page 47-                      EXECUTION COPY


9.   NOTICES

9.1. DELIVERY OF NOTICE

     Any notice, direction or other instrument required or permitted to be given by a Party under this Agreement shall be in writing and shall be sufficiently given if delivered personally, or transmitted by telecopier or other form of electronic communication during the transmission of which no indication of failure of receipt is communicated to the sender:

     9.1.1. in the case of a notice to all or any of the Vendors at:

          c/o Glenys Schick
          Kelly, Luttmer & Associates Ltd.
          Suite 700, 910 - 7th Avenue SW
          Calgary, AB T2P 3N8

          Fax No.: (403) 237-8969

     9.1.2. in the case of a notice to the Purchaser at:

          Sykes Canada Corporation
          248 Pall Mall Street
          London ON N6A 4T4

          Attention: Bruce Woods, President

          Fax No.: (519) 435-5892

     Any such notice, direction or other instrument, if delivered personally, shall be deemed to have been given and received on the date on which it was received at such address, provided that if such day is not a Business Day, then the notice shall be deemed to have been given and received on the Business Day next following such day. Any notice transmitted by telecopier or other form of electronic communication shall be deemed to have been given and received on the date of its transmission provided that if such day is not a Business Day or if it is received after the end of normal business hours on the date of its transmission at the place of receipt, then it shall be deemed to have been given and received at the opening of business in the office of the recipient on the first Business Day next following the transmission thereof. If normal telecopier or other form of electronic communication is interrupted by strike, slowdown, force majeure or other cause, a notice, direction or other instrument sent by the impaired means of communication will not be deemed to be received until actually received, and the party sending the notice shall utilize any other such service which has not been so interrupted to deliver such notice.

                                   -Page 48-                      EXECUTION COPY


10.  GENERAL

10.1. TIME

     Time shall be of the essence hereof.

10.2. ASSIGNMENT/SUCCESSORS AND ASSIGNS

     Neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Company or a Vendor. The Purchaser may assign this Agreement upon the Consent of the Vendors. Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

10.3. FURTHER ASSURANCES

     Each Party agrees that upon the written request of any other Party, it will do all such acts and execute all such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of all such acts and will cause the execution of all such further documents as are within its power to cause the doing or execution of, as the other Party may from time to time reasonably request be done and/or executed as may be required to consummate the transactions contemplated under this Agreement or as may be necessary or desirable to effect the purpose of this Agreement or any document, agreement or instrument delivered under this Agreement and to carry out their provisions or to better or more properly or fully evidence or give effect to the transactions contemplated under this Agreement, whether before or after the Closing.

10.4. CONFIDENTIALITY AND PRESS RELEASE

     The Company and each Vendor agree to keep confidential the existence and terms of this Agreement and the fact that discussions between the Parties with respect to the transactions contemplated by this Agreement have taken place. In the event that the Purchaser determines in its sole discretion that it is necessary to issue a press release with respect to the proposed purchase, the Purchaser will provide Vendors' Solicitors with a copy of the press release prior to the time that it is distributed provided that the names of customers of the Company shall not be mentioned in any such press release without the prior written approval of such customer.

10.5. COUNTERPARTS

     This Agreement may be executed by the Parties in separate facsimile or original counterparts each of which when so executed and delivered (including by facsimile) shall be an original, and all such facsimile or original counterparts shall together constitute one and the same instrument.

                                   -Page 49-                      EXECUTION COPY


10.6. INDEPENDENT LEGAL ADVICE

     EACH VENDOR AGREES THAT SUCH VENDOR AND PRINCIPAL HAS BEEN GIVEN THE OPPORTUNITY TO OBTAIN INDEPENDENT LEGAL ADVICE IN CONNECTION WITH THE EXECUTION OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

                                   -Page 50-                      EXECUTION COPY


     IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date and year first above written.

                                        BRENDAN D. ADAMS PROFESSIONAL
                                        CORPORATION


                                        By: /s/ Brendan D. Adams
                                            ------------------------------------
                                            Name: Brendan D. Adams
                                            Title:

                                            I/we have authority to bind the
                                            Corporation


                                        HINTON, BERNIER CONSULTING LTD.


                                        By: /s/ M. Hinton
                                            ------------------------------------
                                            Name: M. Hinton
                                            Title:

                                            I/we have authority to bind the
                                            Corporation


                                        /s/ Martin Law
-------------------------------------   ----------------------------------------
Witness                                 MARTIN LAW


                                        /s/ Terry Lindberg
-------------------------------------   ----------------------------------------
Witness                                 TERRY LINDBERG


                                        /s/ Yvon LaCour
-------------------------------------   ----------------------------------------
Witness                                 YVON LaCOUR


                                        /s/ Joan Schafer
-------------------------------------   ----------------------------------------
Witness                                 JOAN SCHAFER


                                        /s/ Lee Hogan
-------------------------------------   ----------------------------------------
Witness                                 LEE HOGAN


                                        /s/ Glenys Schick
-------------------------------------   ----------------------------------------
Witness                                 GLENYS SCHICK


                                        /s/ Andrea Smith
-------------------------------------   ----------------------------------------
Witness                                 ANDREA SMITH


                                        /s/ Eileen Shegelman
-------------------------------------   ----------------------------------------
Witness                                 EILEEN SHEGELMAN

                                   -Page 51-                      EXECUTION COPY


                                        765448 ALBERTA LIMITED


                                        By: /s/ Glenys Schick
                                            ------------------------------------
                                            Name: Glenys Schick
                                            Title: President

                                            I/we have authority to bind the
                                            Corporation


                                        KELLY, LUTTMER & ASSOCIATES LIMITED


                                        By: /s/ Glenys Schick
                                            ------------------------------------
                                            Name: Glenys Schick
                                            Title: President

                                            I/we have authority to bind the
                                            Corporation


                                        SYKES CANADA CORPORATION


                                        By: /s/ Bruce Woods
                                            ------------------------------------
                                            Name: Bruce Woods
                                            Title: President

                                            I/we have authority to bind the
                                            Corporation

                                   -Page 52-                      EXECUTION COPY


                                   SCHEDULE A
                       TO THE SHARE PURCHASE AGREEMENT FOR
                       KELLY, LUTTMER & ASSOCIATES LIMITED

           LIST OF HOLDERS OF SHARES, OTHER SHARES AND 765448 SHARES,
                           AND PURCHASE PRICE PAYABLE

                            (2)              (3)             (4)              (5)               (6)
        (1)              Number of        Number of       Number of       Portion of       Consideration
        Name              Shares        Other Shares    765448 Shares   Purchase Price   Paid in Holdback
-------------------   --------------   --------------   -------------   --------------   ----------------
Brendan Adams          4000 Class A          N/A             N/A            240,000         $10,878.79
Professional
Corporation

Hinton Bernier        11,000 Class A         N/A             N/A            660,000         $29,916.68
Consulting Ltd.

Martin Law             5000 Class A          N/A             N/A            300,000         $13,598.49

Terry Lindberg         3000 Class A          N/A             N/A            180,000         $ 8,159.09

Yvon LaCour           10,000 Class A         N/A             N/A            600,000         $27,196.98

Joan Schafer          11,000 Class A         N/A             N/A            660,000         $29,916.68

Lee Hogan              7,000 Class A         N/A             N/A            420,000         $19,037.89

Glenys Schick               N/A              N/A         100 Class A       $550,050         $24,932.84

Andrea Smith                N/A              N/A          10 Class B       $ 55,005         $ 2,493.28

Eileen Shegelman            N/A              N/A          10 Class C       $ 55,005         $ 2,493.28

765448 Alberta Ltd.         N/A        11,001 Class A        N/A              N/A               N/A